Exhibit 99.1

Blackbaud, Inc. Announces Sale of Over-Allotment Shares

Charleston, South Carolina, August 4, 2004 – Blackbaud, Inc. (Nasdaq: BLKB), the leading global provider of software and related services designed specifically for nonprofit organizations, today announced that the underwriters of its initial public offering exercised their over-allotment option to purchase an additional 1,214,817 shares at $8.00 per share. All of the shares associated with the over-allotment were offered by existing Blackbaud stockholders, and they will receive all proceeds from the transaction. JP Morgan and Bank of America Securities LLC were joint book-running managers of the offering, and Thomas Weisel Partners LLC and Wachovia Securities served as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus may be obtained by contacting:

JP Morgan
Prospectus Department
1 Chase Manhatten Plaza, Floor 5B
New York, NY 10081
Addressing.services@jpmorgan.com
212-552-5164

Bank of America Securities LLC
Capital Markets Operations
(Prospectus Fulfillment)
Email: DL-ProspectusDistribution@bofasecurities.com
646-733-4166

About Blackbaud

Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. More than 12,500 organizations – including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Crohn’s & Colitis Foundation of America, the Detroit Zoological Society, Episcopal High School, Help the Aged, the Mayo Foundation, the New York Philharmonic and United Way of America — use Blackbaud products and consulting services for fundraising, financial management, business intelligence and school administration. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Information Edge™, WealthPoint™ and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario, Glasgow, Scotland, and Sydney, Australia.

Blackbaud, the Blackbaud logo, The Raiser’s Edge, The Financial Edge, The Education Edge, The Information Edge, WealthPoint and ProspectPoint are trademarks or registered trademarks of Blackbaud, Inc.

INVESTOR CONTACT:	Tim Dolan
Integrated Corporate Relations
203-682-8200

MEDIA CONTACT:	Megan McDonnell
Integrated Corporate Relations
203-682-8200

SOURCE:           Blackbaud, Inc.